Exhibit 99.1

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Company contact:
Stephen C. Jumper, CEO and President
James K. Brata, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

SECOND QUARTER 2016 RESULTS

MIDLAND, Texas, August 4, 2016/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its second quarter ended June 30, 2016.

For the quarter ended June 30, 2016, the Company reported revenues of $28,086,000 as compared to $43,335,000 for the quarter ended June 30, 2015. For the second quarter of 2016, the Company reported a net loss of $11,589,000 or $0.54 loss per share attributable to common stock, as compared to a net loss of $11,877,000 or $0.55 loss per share attributable to common stock for the quarter ended June 30, 2015. The Company reported negative EBITDA of $1,464,000 for the quarter ended June 30, 2016 compared to negative EBITDA $5,704,000 for the quarter ended June 30, 2015.  For the first six months of 2016, the Company’s EBITDA remains positive at $1,045,000.

During the second quarter of 2016, the Company operated four to six crews in the United States for most of the quarter. Utilization of several crews was unfavorably impacted by inclement weather conditions in several areas of operation late in the first quarter that continued into the early part of the second quarter, and again during the latter stages of the second quarter. The Company also experienced a few client driven project delays which resulted in longer than anticipated crew moves.

Stephen C. Jumper, President and Chief Executive Officer, said, “Demand for seismic data acquisition services in North America and worldwide continues to be soft in response primarily to low and uncertain oil prices. During the quarter ending June 30, 2016, oil prices averaged approximately $45 per barrel after reaching a decade low price of $26 per barrel on February 11, 2016 and ending the quarter at approximately $48 per barrel for West Texas Intermediate. Since the end of the quarter, oil prices declined once again to below $40 during the first week of August. Given the recent fluctuations in oil prices, it remains to be determined when strengthening in oil prices will be sustained.  As we experienced during our first quarter of 2016, due to uncertainty in oil and natural gas prices, our client base continues to take a cautious approach to their capital spending budgets. Based on currently available information and anticipated seismic data acquisition service demand levels, we believe we will continue to operate four to six crews through the third quarter of 2016. However, visibility beyond the third quarter remains limited. In response to these factors, we will continue our on-going effort to control costs, maintain a strong balance sheet, retain our key personnel and expand our position as a leading onshore seismic data acquisition company in North America.”

Capital expenditures for the first six months of 2016 were $5,326,000, primarily composed of replacement recording channels lost in the spring 2015 floods in southeast Texas. These expenditures were funded primarily by insurance proceeds received related to that loss. The Company anticipates a capital budget for 2016 to be at maintenance levels below the $10 million approved by our board of directors. The Company’s balance sheet remains strong with $67,195,000 of cash and cash equivalents and short term investments, $67,637,000 of working capital and $6,177,000 of debt and capital lease obligations as of June 30, 2016.

Jumper continued, “As mentioned during our first quarter call, 2016 will be a difficult year, and likely the most difficult in my thirty-plus years of experience with the Company and in the industry. Despite the recent fluctuations in oil prices, several of our client companies have recently announced increases in their capital programs going forward. We believe oil and gas companies will gradually start to put capital back to work when the oil and natural gas markets reach a supply and demand rebalance.  As oil and gas companies seek to maximize their production economics and efficiencies from both conventional and unconventional reservoirs, seismic technology should play an important role as it has historically with reliance on improved high resolution subsurface images. We continue to be well positioned to meet the needs of our clients and shareholders as conditions improve.”

On February 11, 2015, legacy Dawson Geophysical Company and legacy TGC Industries, Inc. consummated their previously announced strategic business combination. The merger transaction was accounted for as a reverse acquisition with legacy Dawson Geophysical being deemed the accounting acquirer with the results of legacy TGC Industries, Inc. being reflected in the Company’s reported consolidated financial results only for periods from and after February 11, 2015. The merged companies adopted a calendar fiscal year ending December 31. Due to the foregoing, comparative financial results that include periods prior to February 11, 2015 are not comparable to financial results that include periods from and after February 11, 2015.  Additional information regarding the business combination and its impact on the Company’s financial position are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the Securities and Exchange Commission on March 16, 2016 and includes the Company’s audited consolidated financial statements (i) as of and for the years ended December 31, 2015 and September 30, 2014, (ii) for the three months ended December 31, 2014 and (iii) for the year ended September 30, 2013.

Conference Call Information

Dawson Geophysical Company will host a conference call to review its second quarter 2016 financial results on August 4, 2016 at 9 a.m. CT. Participants can access the call at 1-888-348-3664 (US) and 1-412-902-4233 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through September 3, 2016 by dialing 1-877-870-5176 (Toll-Free) and 1-858-384-5517 (Toll/International). The passcode is 10090582. The webcast will be recorded and available for replay on Dawson’s website until September 3, 2016.

About Dawson

Dawson Geophysical Company is a leading provider of North America onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s unaudited results as determined by GAAP, the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles.

In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or dayrate contracts; crew productivity;  the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on March 16, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Operating revenues	$28,086,000	$43,335,000	$75,141,000	$117,057,000
Operating costs:
Operating expenses	25,990,000	43,399,000	66,071,000	108,190,000
General and administrative	4,031,000	5,621,000	9,591,000	13,143,000
Depreciation and amortization	11,331,000	12,380,000	23,376,000	23,603,000
	41,352,000	61,400,000	99,038,000	144,936,000

Loss from operations	(13,266,000)	(18,065,000)	(23,897,000)	(27,879,000)
Other income (expense):
Interest income	70,000	25,000	134,000	49,000
Interest expense	(72,000)	(190,000)	(168,000)	(337,000)
Other income	471,000	(19,000)	1,566,000	13,000
Loss before income tax	(12,797,000)	(18,249,000)	(22,365,000)	(28,154,000)

Income tax benefit	1,208,000	6,372,000	2,176,000	9,685,000

Net loss	$(11,589,000)	$(11,877,000)	$(20,189,000)	$(18,469,000)

Other comprehensive (loss) income:
Net unrealized (loss) income on foreign exchange rate translation, net	$(249,000)	$344,000	$470,000	$(74,000)

Comprehensive loss	$(11,838,000)	$(11,533,000)	$(19,719,000)	$(18,543,000)

Basic loss per share attributable to common stock	$(0.54)	$(0.55)	$(0.93)	$(0.93)

Diluted loss per share attributable to common stock	$(0.54)	$(0.55)	$(0.93)	$(0.93)

Weighted average equivalent common shares outstanding	21,605,262	21,525,952	21,593,317	19,783,724

Weighted average equivalent common shares outstanding-assuming dilution	21,605,262	21,525,952	21,593,317	19,783,724

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,695,000	$37,009,000
Short-term investments	41,500,000	21,000,000
Accounts receivable, net	15,647,000	35,700,000
Prepaid expenses and other assets	3,978,000	6,150,000

Total current assets	86,820,000	99,859,000

Property and equipment, net	128,374,000	147,567,000

Intangibles	361,000	361,000

Total assets	$215,555,000	$247,787,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,510,000	$8,401,000
Accrued liabilities:
Payroll costs and other taxes	2,808,000	1,074,000
Other	3,664,000	4,604,000
Deferred revenue	4,700,000	6,146,000
Current maturities of notes payable and obligations under capital leases	5,501,000	8,585,000

Total current liabilities	19,183,000	28,810,000

Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	676,000	2,106,000
Deferred tax liabilities, net	3,298,000	5,319,000
Other accrued liabilities	1,997,000	1,834,000

Total long-term liabilities	5,971,000	9,259,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 21,670,794 and 21,629,310 issued, and 21,622,349 and 21,580,865 shares outstanding at June 30, 2016 and December 31, 2015, respectively	217,000	216,000
Additional paid-in capital	142,670,000	142,269,000
Retained earnings	48,868,000	69,057,000
Treasury stock, at cost; 48,445 shares at June 30, 2016 and December 31, 2015	—	—
Accumulated other comprehensive loss, net	(1,354,000)	(1,824,000)

Total stockholders’ equity	190,401,000	209,718,000

Total liabilities and stockholders’ equity	$215,555,000	$247,787,000

Reconciliation of EBITDA to Net loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)		(in thousands)
Net loss	$(11,589)	$(11,877)	$(20,189)	$(18,469)
Depreciation and amortization	11,331	12,380	23,376	23,603
Interest expense (income), net	2	165	34	288
Income tax benefit	(1,208)	(6,372)	(2,176)	(9,685)
EBITDA	$(1,464)	$(5,704)	$1,045	$(4,263)

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)		(in thousands)
Net cash provided by operating activities	$7,461	$15,970	$16,224	$12,708
Changes in working capital and other items	(8,689)	(21,572)	(14,746)	(16,237)
Noncash adjustments to net loss	(236)	(102)	(433)	(734)
EBITDA	$(1,464)	$(5,704)	$1,045	$(4,263)